Exhibit 2.1

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of September 20, 2016, to the Agreement and Plan of Merger, dated as of June 28, 2016 (the “Agreement”), is made by and among SUNGEVITY, INC., a Delaware corporation (the “Company”), EASTERLY ACQUISITION CORP., a Delaware corporation (“Parent”), SOLARIS MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company (“Sellers Representative”), solely in its capacity as Sellers Representative.

W I T N E S S E T H:

WHEREAS, the parties desire to amend certain provisions of the Agreement pursuant to Section 9.1 thereof, as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent, Merger Sub and Sellers Representative agree as follows:

Article I
AMENDMENTS

Section 1.1            Defined Terms; References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement, and each reference to a specific Section or Article shall refer to the particular Section or Article in the Agreement. From and after the date of this Amendment, all references to the Agreement shall be deemed to mean the Agreement, as amended by this Amendment.

Section 1.2            Amendment to Section 2.4(b)(i). The second sentence of Section 2.4(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“Upon surrender of a Company Certificate, In-the-Money Preferred Warrant and/or In-the-Money Common Warrant for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with the Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate, In-the-Money Preferred Warrant and/or In-the-Money Common Warrant, as applicable, shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable (1) the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, the sum of (x) ninety percent (90%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in exchange therefor pursuant to Section 2.1(b) (rounding such amount of shares of Parent Common Stock down to the nearest whole share) and (y) one hundred percent (100%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in exchange therefor pursuant to Section 2.1(h) (rounding such amount of shares of Parent Common Stock down to the nearest whole share), (2) subject to Section 2.4(c) and Article VII, the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, ten percent (10%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in exchange therefor pursuant to Section 2.1(b) (rounding such amount of shares of Parent Common Stock down to the nearest whole share) (the “Escrow Shares”), which shall not be distributed to such holder but instead shall be deposited in the Escrow Account pursuant to Section 2.4(c), (3) any dividends or other distributions payable pursuant to Section 2.4(d) and (4) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.3, and the Company Certificate, In-the-Money Preferred Warrant and/or In-the-Money Common Warrant so surrendered shall forthwith be cancelled.”

Section 1.3            Amendment to Section 2.4(b)(ii). The second sentence of Section 2.4(b)(ii) of the Agreement is hereby amended and restated in its entirety as follows:

“In lieu thereof, each holder of record of one or more Company Book-Entry Shares whose shares of Company Capital Stock were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of all Company Book-Entry Shares held by such holder (A) the number or shares of Parent Common Stock (which shall be in uncertificated book-entry form unless otherwise determined by Parent) representing, in the aggregate, (x) ninety percent (90%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in respect of such Company Book-Entry Shares pursuant to Section 2.1(b) (rounding such amount of shares of Parent Common Stock down to the nearest whole share) and (y) one hundred percent (100%) of the whole number of shares of Parent Common Stock that such holder has the right to receive in respect of such Company Book-Entry Shares pursuant to Section 2.1(h) (rounding such amount of shares of Parent Common Stock down to the nearest whole share), (B) subject to Section 2.4(c) and Article VII, the number of whole shares of Parent Common Stock (which shall be in non-certificated book entry form unless determined otherwise by Parent) representing, in the aggregate, such holder’s amount of Escrow Shares in respect of such Company Book-Entry Shares, which shall not be distributed to such holder but instead shall be deposited in the Escrow Account pursuant to Section 2.4(c), (C) any dividends or distributions payable pursuant to Section 2.4(d) and (D) cash in lieu of any fractional shares payable pursuant to Section 2.3, and the Company Book-Entry Shares of such holder shall forthwith be cancelled.”

Section 1.4            Amendment to Section 2.4(d). Section 2.4(d) of the Agreement is amended and restated in its entirety as follows:

“(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Company Certificate formerly representing Company Common Stock or Company Preferred Stock, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.3, until the surrender of such Company Certificate in accordance with this Article II. In the case of Company Book-Entry Shares, no such surrender of a Company Certificate shall be required with respect to payment of any such dividends, other distributions or cash payment in lieu of fractional shares of Parent Common Stock. Subject to applicable Law, following surrender of any such Company Certificate, together with a duly executed Letter of Transmittal, there shall be paid to the holder of the shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.”

Section 1.5            Amendment to Section 3.18. Section 3.18 of the Agreement is hereby amended and restated in its entirety as follows:

“Section 3.18 Stockholder Vote. The affirmative vote of the holders of a majority of the shares of Parent Common Stock outstanding and entitled to vote thereon is sufficient to approve this Agreement, the Merger and the other Transactions required pursuant to the Agreement by Parent’s stockholders (the “Parent Stockholder Approval”), which approval may take the form of multiple proposals to the holders of Parent Common Stock with respect to such matters pursuant to the Proxy/Consent Solicitation Statement, none of which proposals would require a higher voting threshold for approval than the aforesaid voting threshold.”

Section 1.6            Amendment to Section 4.1(c). Section 4.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“As of the close of business on the Capitalization Date there were 595,850,000 shares of Company Common Stock reserved for issuance under the Company Stock Plans and 558,895,951 Company Stock Options issued and outstanding, and, since the Capitalization Date through the date hereof, no Company Stock Options have been issued and no additional shares of Company Common Stock have become subject to issuance under the Company Stock Plans. Section 4.2(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all holders of outstanding Company Stock Options, including the number of shares of Company Common Stock subject to each such Company Stock Option, the grant date, and exercise price for such Company Stock Option and the extent to which such Company Stock Option is vested and exercisable. The Company has heretofore provided or made available to Parent (or Parent’s Representatives) a true and complete copy of its standard form of option agreement as of the Capitalization Date and any stock option agreements that substantially differ from such standard form.”

Section 1.7            Amendment to Section 6.2(e). Section 6.2(e) of the Agreement is hereby amended and restated in its entirety as follows:

“(e) [INTENTIONALLY OMITTED.]”

Section 1.8            Replacement of Exhibit A. Exhibit A to the Agreement shall be replaced in its entirety with Exhibit A to this Amendment.

Section 1.9            Replacement of Exhibit B. Exhibit B to the Agreement shall be replaced in its entirety with Exhibit B to this Amendment.

Section 1.10        Replacement of Exhibit D. Exhibit D to the Agreement shall be replaced in its entirety with Exhibit D to this Amendment.

Section 1.11        Replacement of Exhibit G. Exhibit G to the Agreement shall be replaced in its entirety with Exhibit G to this Amendment.

Section 1.12        Replacement of Sections 5.2(a) and 5.2(h) of the Company Disclosure Letter. Sections 5.2(a) and 5.2(h) of the Company Disclosure Letter shall be replaced in its entirety as set forth in the Amended and Restated Disclosure Letter delivered to the Parent as of the date of this Amendment.

Section 1.13        Replacement of Section 5.5(a) of the Parent Disclosure Letter. Section 5.5(a) of the Parent Disclosure Letter shall be replaced in its entirety with Section 5.5(a) of the Parent Disclosure Letter attached to this Amendment.

Article II
WAIVERS

Section 2.1            Section 5.2 Waivers. Pursuant to Section 5.2 of the Agreement:

(a)                solely with respect to the proposed Indebtedness to be incurred by the Company and its Subsidiaries pursuant to that certain Loan And Security Agreement (the “Loan and Security Agreement”), dated on or about the date of this Amendment, by and among the Company, Sungevity Development, LLC, a Delaware limited liability company, and each of the Company’s domestic Subsidiaries (other than certain excluded domestic Subsidiaries) that deliver a Joinder Agreement (as defined therein), and MMA Energy Capital, LLC, a Maryland limited liability company, Parent consents to the incurrence by the Company and its Subsidiaries of up to $20,000,000 of Indebtedness pursuant to the Loan and Security Agreement and waives (1) compliance by the Company and its Subsidiaries of Section 5.2(a) of the Agreement with respect to such $20,000,000 of Indebtedness incurred pursuant to the Loan and Security Agreement and (2) compliance by the Company and its Subsidiaries of Section 5.2(d) of the Agreement with respect to any warrants issued in connection with the Loan and Security Agreement;

(b)               solely with respect to a modification of the Loan and Security Agreement, dated as of March 31, 2015, by and between the Company, Sungevity Development, LLC and Hercules Capital, Inc. to allow for the repayment of up to $11,800,000 in outstanding term loan and fees to Hercules Capital, Inc. on the date of the Closing and, if upon the Closing, the Available Cash is less than $75,000,000, then the Company is permitted to pay an additional $8,887,500 in outstanding term loan and fees to Hercules Capital, Inc., Parent hereby waives compliance by the Company and its Subsidiaries of Section 5.2(g) of the Agreement; and

(c)                solely with respect to the amendment of the certificate of incorporation of the Company to increase the authorized number of shares of Company Common Stock, Company Preferred Stock and Company Series D Preferred Stock, Parent waives compliance by the Company and its Subsidiaries of Section 5.2(l) of the Agreement.

Article III
MISCELLANEOUS

Section 3.1            Effect on Agreement; No Other Waivers. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect. The consents and waivers contained in Section 2.1 of this Amendment are limited to the matters specifically set forth therein or as set forth in the Amended and Restated Company Disclosure Letter and shall not be deemed to constitute a consent, waiver, confirmation or amendment with respect to any other matter.

Section 3.2            Entire Agreement. The Agreement (including the Exhibits thereto and the documents and the instruments referred to therein and any agreements entered into contemporaneously therewith), this Amendment and the Confidentiality Agreement: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except as provided in Section 5.11 of the Agreement are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 3.3            Governing Law. This Amendment shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 3.4            Counterparts. This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement, all as of the date first written above.

SUNGEVITY, INC.

By:	/s/ Andrew Birch
	Name:	Andrew Birch
	Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
solely in its capacity as Sellers Representative

By:	/s/ W. Paul Koenig
	Name:	W. Paul Koenig
	Title:	Managing Director

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein
	Name:	Avshalom Kalichstein
	Title:	Chief Executive Officer

SOLARIS MERGER SUB INC.

By:	/s/ Avshalom Kalichstein
	Name:	Avshalom Kalichstein
	Title:	President